CareCloud Investor Fact Sheet January 2022

Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-255094
January 27, 2022

A fully-integrated, cloud-based solution to optimize the clinical, financial, patient and analytics workflows for healthcare organizations across a large addressable market.

Revenue

2017 – 2021 CAGR: 44%
$31.8
$50.5
$64.4
$105.1
$135 - $138
2017
2018
2019
2020
2021 Guidance
All $ in millions.

Issuer	CareCloud, Inc.
Security	Series B Cumulative Redeemable Perpetual Preferred Stock
Ticker / Exchange	MTBCO / Nasdaq Global Market
Proposed Offering Size	$25,000,000(1)
Shares Offered / Option to Purchase Additional Shares	1,000,000(1) + 15% overallotment option
Liquidation Preference	$25.00 per share
Price Talk	7.875% - 8.125% yield
Dividends	Paid monthly in arrears. Initial dividend March 15, 2022, record holders on February 28, may cover more or less than one month.
Optional Redemption	After 2, 3, 4 and 5 years, at the option of the Issuer, may be redeemed for cash of $25,75, $25.50, $25.25 or $25.00 per share
Use of Proceeds	Redemption of a portion of the 11% Series A Preferred Stock, with up to $7.5 million for corporate purposes and growth initiatives, including potential future acquisitions
Expected Pricing Date	January 27, 2022
Bookrunning Managers	B. Riley Securities, Ladenburg Thalmann, EF Hutton, division of Benchmark Investments, LLC
Co-Managers	Aegis Capital Corp., The Benchmark Company, Boenning & Scattergood, Chapin Davis, Colliers Securities LLC, Maxim Group LLC

1) Actual offering size may differ materially from the figures shown; offering size to be determined by negotiations between the Company and the underwriters.

- MTBC rebrands as CareCloud, taking on the name of one of its largest acquisitions – doubles down on growth and innovation
- Cloud-based healthcare IT platform streamlines workflow, increases revenue and decreases expenses for customers
- Successful consolidator in fragmented industry
- Scalable operating cost structure
- 82% of YTD 2021 revenues are from clients utilizing technology-driven solutions
- 2021 revenue guidance: ***$135-138 million – "on track to exceed"***

Technology-enabled business solutions

Practice Management
Electronic Health Records
Business Intelligence
CareCloud
Robotic Process Automation
Patient Experience Management
Telemedicine
Revenue Cycle Management

CareCloud formerly MTBC, Inc.

Statement about Free Writing Prospectus

CareCloud has filed a registration statement with the SEC on Form S-3, Commission File No. 333-255094, for the offering to which this Fact Sheet relates. The registration statement (and the prospectus supplement included therein) can be accessed through the following link:

https://www.sec.gov/Archives/edgar/data/1582982/000149315222002359/form424b5.htm

Before you invest, you should read the registration statement, prospectus supplement and other documents CareCloud has filed with the SEC for more complete information about CareCloud and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or on CareCloud’s investor relations web site at ir.carecloud.com. Alternatively, CareCloud, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Bill Korn at (732) 873-5133 x 133 or emailing bkorn@carecloud.com.

This Fact Sheet contains forward-looking statements within the meaning of the federal securities laws. These statements relate to anticipated future events, future results of operations or future financial performance. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct.

Although we believe that the expectations reflected in the forward-looking statements contained in this Fact Sheet are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. The statements in this Fact Sheet are made as of the date of this Fact Sheet, and the Company does not assume any obligations to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

CareCloud Investor Fact Sheet January 2022

Competitive Advantages

Technology Platform

Gartner Digital Markets
Capterra GetApp Software Advice

4.6 2.9K Ratings
Available on the App Store

#1 Cloud-Based EHR
#1 Practice Management Software

Global Team/Scalable Operating Model

- U.S.-based team with deep healthcare industry knowledge and expertise
- Significantly lower labor costs via ~3,400 English-speaking, college educated, employees in Pakistan and Sri Lanka
- Approximately 600 dedicated technology professionals

Proven Market Consolidator

- Scalable model with recurring revenue
- Completed 17 acquisitions since the July 2014 IPO
- Track record of operating cost reductions, platform enhancement

Organic Growth

Increased spending on marketing & sales, historically <4% of revenue

Focus on cross-selling and expanding share-of-wallet

Partnerships

Turn smaller competitors into customers

Leverage CareCloud's technology and/or offshore team

Acquisitions

Acquire RCM companies and complementary businesses

Leverage efficiency and lower costs to grow adjusted EBITDA

Large Physician Groups

Small Medical Practices

Health Systems

Industry Partners

Leadership Team

Mahmud Haq – *Executive Chairman*
- Former CEO of Compass International Services (Nasdaq: CMPS) and VP of Global Risk Management, American Express
- B.S. in Aviation Management, Bridgewater State College. M.B.A. in Finance, Clark University

A. Hadi Chaudhry – *President, Chief Executive Officer and Director*
- Joined in 2002. Previously in various roles in banking & IT sectors, holds numerous information technology certifications

Bill Korn – *Chief Financial Officer*
- Joined in 2013. 10 year IBM executive, part of the team that created IBM's successful services strategy in the 1990's.
- A.B. Economics, Harvard College. M.B.A. Harvard Business School

Stephen Snyder – *Chief Strategy Officer and Director*
- Joined in 2005. Attorney for 17 years with M&A and healthcare law experience.
- J.D. Rutgers School of Law

Board of Directors

Anne Busquet
- Board member, Pitney Bowes, Intercontinental Hotels
- Former President, American Express Interactive Services

John Daly
- Former EVP and Director of E.F. Hutton & Company

Cameron Munter
- Sr. Advisor, Agora Strategy Group (Berlin)
- Former U.S. Ambassador to Pakistan

Lawrence Sharnak
- Former EVP American Express Company
- Board of Advisors, Cinch Home Services
- Former Board member Teach for America New Jersey, A+ for Kids

CareCloud Contacts:

Bill Korn
Chief Financial Officer
(732) 873-5133
bkorn@carecloud.com

Matt Kreps
Darrow Associates IR
(214) 597-8200
mkreps@darrowir.com

CareCloud formerly MTBC, Inc.